Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment #2 to the Registration Statement on Form N-14 of Touchstone Strategic Trust, and to the use of our report dated August 27, 2015 on the financial statements and financial highlights of DSM Global Growth Fund and DSM Global Growth & Income Fund, each a series of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 2015 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
July 5, 2016